As filed with the Securities and Exchange Commission on April 10, 2015.

Registration No. 333-

  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM S-8

REGISRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERACTIVE BROKERS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-0390693
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

One Pickwick Plaza

Greenwich, Connecticut 06830

 (Address of principal executive office)

Interactive Brokers Group, Inc. 2007 Stock Incentive Plan

(Full title of the plan)

Thomas Peterffy

Chairman and Chief Executive Officer

One Pickwick Plaza

Greenwich, Connecticut 06830

(Name and address of agent for service)

(203) 618-5800

(Telephone number, including area code, of agent for service)

With a copy to:

Richard Goldberg, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

(212) 698-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer” and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum	Amount of
	Amount To Be	Proposed Maximum Offering	Aggregate Offering	Registration
Title of Each Class of Securities to be Registered	Registered (1)	Price Per Share (2)	Price (2)	Fee
Class A Common Stock,
$0.01 par value	10,000,000	$33.65	$336,500,000	$39,101

(1)Pursuant to Rule 416, this registration statement also covers additional shares that may be issued by reason of stock splits, stock dividends or similar transactions.

(2)Pursuant to Rules 457(c) and (h), these prices are estimated solely for the purpose of calculation the registration fee and are based on the average of the high and low sales prices of the Registrant’s common stock on the NASDAQ Global Select on April 8, 2015.

Statement Under General Instruction E

Registration of Additional Securities

This Registration Statement on Form S-8 is filed for the purpose of registering an additional 10,000,000 shares of Class A common stock (“Common Stock”), par value $0.01 per share, of Interactive Brokers Group, Inc. (the “Company”), that may be offered to participants in the Company’s 2007 Stock Incentive Plan (the “2007 Plan”).  Such shares are in addition to the 10,800,000 shares registered on the registrant’s Form S-8 filed on June 15, 2011 (Commission File No. 333-174913) and the 9,200,000 shares registered on the registrant’s Form S-8 filed on May 7, 2007 (Commission File No. 333-142686).  The 10,000,000 additional shares of Common Stock being registered hereby were approved by the stockholders at the Company’s annual meeting held on April 24, 2014.

Pursuant to General Instruction E to Form S-8, the Registrant’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) relating to the 2007 Plan (Registration No. 333-174913 and No. 333-142686) are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.                                   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in our bylaws are not exclusive.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by or on behalf of the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

The Company’s directors and officers are also indemnified by IBG LLC pursuant to the Indemnification Agreement dated June 14, 2007 and by Thomas Peterffy pursuant to the Indemnification Agreement dated October 8, 2014.  The registrant maintains directors’ and officers’ liability insurance covering certain liabilities incurred by the directors and officers of the registrant in connection with the performance of their duties.

Item 8.                                   Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on April 10,  2015.

.16
INTERACTIVE BROKERS GROUP, INC.

	By:	/s/ Paul J. Brody
Paul J. Brody
Chief Financial Officer, Treasurer and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each of the persons whose names appear below constitute and appoint Thomas Peterffy and Paul J. Brody, and each of them, his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and such other agencies, offices and persons as may be required by applicable law, granting unto said attorney in fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Thomas Peterffy	Chairman of the Board of Directors and Chief	April 10, 2015
Thomas Peterffy	Executive Officer
(Principal Executive Officer)

/s/ Paul J. Brody	Chief Financial Officer, Treasurer,	April 10, 2015
Paul J. Brody	Secretary and Director (Principal
Financial Officer)

/s/ Denis Mendonca	Controller	April 10, 2015
Denis Mendonca

/s/ Lawrence E. Harris	Director	April 10, 2015
Lawrence E. Harris

/s/ Hans R. Stoll	Director	April 10, 2015
Hans R. Stoll

/s/ Richard Gates	Director	April 10, 2015
Richard Gates

EXHIBIT INDEX

Exhibit
Number	Description

3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed by the Registrant on April 4, 2007 (File No. 333-138955)).**

3.2	Amended Bylaws of Interactive Brokers Group, Inc. (filed as Exhibit 3.1 to the Form 8-K filed by the Registrant on December 22, 2014).**

5.1	Opinion of Dechert LLP.

10.1	Interactive Brokers Group, Inc. 2007 Stock Incentive Plan as amended (incorporated by reference to Exhibit 10.5 to the Annual Report on Form10-K filed by the Registrant on March 2, 2015).**+

23.1	Consent of Dechert LLP (included in Exhibit 5.1 hereto).

23.2	Consent of Deloitte &Touche LLP.

24.1	Power of Attorney of directors and certain officers of the Registrant (included on Signature Page).

**	Previously filed; incorporated herein by reference.

+	These exhibits relate to management contracts or compensatory plans or arrangements.